Exhibit 2.1

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the Securities and Exchange Commission (SEC). Confidential treatment has been requested with respect to the omitted portions.

PRODUCT ACQUISITION AGREEMENT

By and Among

SUNOVION PHARMACEUTICALS INC.
(the Seller)

OAK PHARMACEUTICALS, INC.
(the Purchaser)

and

AKORN, INC.
(solely as Guarantor)

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

PRODUCT ACQUISITION AGREEMENT

This Product Acquisition Agreement (this “Agreement”) is entered into as of September 30, 2014, by and among Sunovion Pharmaceuticals Inc., a Delaware corporation (“Seller”), Oak Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”) and Akorn, Inc., a Louisiana corporation (“Parent”).

RECITALS

WHEREAS, Seller owns the pharmaceutical Product known as Xopenex® (levalbuterol HCl) in its various formulations approved for use in the Territory;

WHEREAS, Seller desires to sell, transfer, convey and license to Purchaser, and Purchaser desires to purchase, acquire and license from Seller, certain rights in the Territory to the Product, including, certain assets, and the assumption of certain liabilities, relating to such Product, all on the terms set forth herein.

WHEREAS, the Purchaser is a wholly owned subsidiary of Parent and the Parent has agreed to guaranty the obligations of the Purchaser as provided in Section 10.21.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

When used in this Agreement, the following capitalized terms have the meanings set forth in this Article 1.

1.1 “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.2 “Additional Interim Financial Statements” has the meaning set forth in Section 5.7(b).

1.3 “Adverse Experience” has the meaning set forth in Section 4.1(k).

1.4 “Affiliate” means a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, the Person specified.  For the purposes of this definition, control shall mean the direct or indirect ownership of (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors, (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity, or (c) such lesser percentage as may be the maximum percentage allowed to be owned by a foreign corporation under the applicable laws or regulations of a particular jurisdiction of the equity having the power to vote in the election of directors or to direct the management and policies of such Person.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

1.5 “Agreement” means this Agreement and all exhibits and schedules attached hereto.

1.6 “API” means the active pharmaceutical ingredient levalbuterol hydrochloride.

1.7 “Assigned Contracts” means those agreements and purchase orders for additional Inventory listed on Schedule 1.7.

1.8 “Assumed Liabilities” has the meaning set forth in Section 2.3(a).

1.9 “Audited Financial Statements” has the meaning set forth in Section 5.7(a).

1.10 “Books and Records” means all material files, documents, instruments, papers, books and records (including scientific and financial) of Seller or an Affiliate of Seller to the extent (i) relating exclusively to the Product or the Purchased Assets, and (ii) nonprivileged and reasonably accessible to Seller, but excluding books and records which relate exclusively to Manufacturing Technology.

1.11 “Business Day” means any day except a Saturday, Sunday or a day on which a commercial bank in New York, New York is authorized to close.

1.12 “Business Permits” has the meaning set forth in Section 4.1(j).

1.13 “Cap” has the meaning set forth in Section 8.3(c).

1.14 “Chargeback” means a payment issued to the wholesaler for the difference between current wholesale acquisition cost and the Seller contracted price charged by the wholesaler to the relevant end customer, including but not limited to Group Purchasing Organizations (“GPOs”), Public Health Service (“PHS”) 340B,  and Veterans Affairs (VA) / Department of Defense (DOD) (“VA/DOD”).

1.15 “Closing” has the meaning set forth in Section 2.5.

1.16 “Closing Date” has the meaning set forth in Section 2.5.

1.17 “CMS” has the meaning set forth in Section 3.2(a).

1.18 “Components” means components and work in progress used in connection with the manufacture of the Product as listed on Schedule 1.18.

1.19 “Defaulting Party” has the meaning set forth in Section 9.1(d).

1.20 “Encumbrance” shall mean any security interest, pledge, mortgage, lien, charge, license, hypothecation, title defect, burden, charge, or other encumbrance of any kind.

1.21 “Equipment” has the meaning set forth in Section 2.1(a)(xii).

1.22 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

1.23 “ERISA Benefit Plan” means a “pension benefit plan” (as defined in Section 3(2) of ERISA) or a “welfare benefit plan” (as defined in Section 3(1) of ERISA).

1.24 “Excluded Intellectual Property” means the (a) Seller Trademarks; (b) Manufacturing Technology; (c) Seller Trade Dress; (d) the ‘289 Patent, and (e) XOPENEX HFA Patents and other Intellectual Property that does not relate specifically and solely to the Product.

1.25 “FDA” means the United States Food and Drug Administration, and any successor agency thereto.

1.26  “Financial Information” has the meaning set forth in Section 4.1(g).

1.27 “Finished Goods” means a manufactured Product packaged and ready for sale to the ultimate customer.

1.28 “Fundamental Representations” has the meaning set forth in Section 8.3(a).

1.29 “GAAP” means generally accepted accounting principles of the United States of America, as in effect from time to time.

1.30 “General Assignment and Assumption” has the meaning set forth in Section 2.5(b).

1.31 “Governmental Authority” means any foreign, federal, state, local or other government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality.

1.32 “IND” means an Investigational New Drug Application, or any successor applications, as defined in the Act.

1.33 “Indemnification Threshold” has the meaning set forth in Section 8.3(a).

1.34 “Indemnitee” has the meaning set forth in Section 8.4(a).

1.35 “Indemnitor” has the meaning set forth in Section 8.4(a).

1.36 “Intellectual Property” means all (a) Patents; (b) mask works and copyrights in works of authorship of any type, including computer software and industrial designs, registrations and applications for registration thereof; (c) trademark registrations and applications for registration thereof; (d) trade secrets, know-how and other confidential or proprietary technical, business and other information, and all rights in any jurisdiction to limit the use or disclosure thereof; and (e) rights to sue and recover damages or obtain injunctive relief for past and future infringement, dilution, misuse, misappropriation, violation or breach thereof.

1.37  “Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any laws, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

1.38 “Licensed Patent” has the meaning set forth in Section 2.2(a)(ii).

1.39 “Licenses” has the meaning set forth in Section 2.2(a).

1.40 “Losses” means any and all Liabilities, damages, fines, penalties, losses and expenses (including interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

1.41 “Manufacturing Field of Use” means the manufacture, packaging, release testing, validation, stability and shelf life of the Product, including the Product’s formulation, including, but not limited to, all such information reduced to writing and stored in print or electronically.

1.42 “Manufacturing Technology” means technology, trade secrets, know-how, processes, methods, concepts, copyrights and other proprietary information owned or controlled by Seller, that are necessary for the manufacture, packaging, release testing, validation, stability and shelf life of the Product, including the Product’s formulation; provided, however, that Manufacturing Technology shall not include any plant, real property, equipment or employees.

1.43 “NDA” means a New Drug Application pursuant to Section 505 of the Act (21 U.S.C. Section 355) submitted to the FDA or any successor application or procedure.

1.44 “NDC” means National Drug Codes.

1.45 “Non-Disclosure Agreement” has the meaning set forth in Section 10.4.

1.46 “Paragraph IV Notice” has the meaning set forth in Section 4.1(k).

1.47 “Party” means Seller or Purchaser, as the case may be, and “Parties” shall mean Seller and Purchaser.

1.48 “Patents” means all issued patents(including design and utility patents), patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, supplementary protection certificates, extensions and reexaminations thereof, all inventions disclosed therein, and all rights to obtain patents and registrations thereto.

1.49 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

1.50 “PREA sNDA” means the supplemental NDA that complies with the requirements of the Pediatric Research Equity Act of 2003.

1.51 “Private Chargebacks” has the meaning set forth in Section 6.2.

1.52 “Private Chargebacks Reserve” has the meaning set forth in Section 6.2.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

1.53 “Product” means the pharmaceutical products XOPENEX® Inhalation Solution comprising the API and more particularly identified in NDA #020837 and sold under the Trademarks or marketed as authorized generics in all forms and dosage strengths thereof.  For the avoidance of doubt, the term “Product” shall not include XOPENEX HFA® (levalbuterol tartrate) dispensed via a metered dose inhaler (“XOPENEX HFA”).

1.54 “Product Assets” has the meaning set forth in Section 4.1(e).

1.55 “Product Inventory” or “Product Inventories” mean all of Seller’s useable or saleable inventories of API, work-in-process and Finished Goods, whether in the possession of Seller or its Affiliate or in the possession of or in transit to any distribution center.  For purposes of this Agreement, “Product Inventory” shall be deemed to include samples of Finished Goods designated for use in promoting pharmaceutical product and that are not intended to be sold, consistent with FDA requirements.

1.56 “Product Material Adverse Effect” means any adverse event, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effect, has or is reasonably likely to have, a materially adverse effect on any of the Purchased Assets, Products, or the Licenses.

1.57 “Product Patents” means those Patents relating to or that cover, in whole or in part, the manufacture, use, distribution, marketing, promotion, sale, administration or formulation of the Product, including without limitation the ‘289 Patent.

1.58 “Product Registrations” means those Regulatory Approvals listed on Schedule 1.58.

1.59 “Product Returns” has the meaning set forth in Section 6.4.

1.60 “Product Return Reserve” has the meaning set forth in Section 6.4.

1.61 “Product Trademarks” means the trademarks, including registrations and applications for registration thereof (and all renewals, modifications and extensions thereof) and the registrations and applications for registration for domain names used exclusively in connection with the Product and listed on Schedule 1.61, but shall not include the “XOPENEX HFA” mark or any other excluded marks indicated on Schedule 1.61.

1.62 “Program” has the meaning set forth in Section 6.3(a).

1.63 “Program Rebates” has the meaning set forth in Section 6.3(a).

1.64 “Program Reserve” has the meaning set forth in Section 6.3(a).

1.65 “Purchase Price” has the meaning set forth in Section 2.4.

1.66 “Purchased Assets” has the meaning set forth in Section 2.1(a).

1.67 “Purchased Patents” means all of the Product Patents, except the ‘289 Patent.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

1.68 “Purchaser” has the meaning set forth in the preamble.

1.69 “Purchaser Disclosure Schedule” has the meaning set forth in Section 4.3.

1.70 “Quality Agreement” means that certain agreement to be executed on the Closing Date by Seller and Purchaser, substantially in the form attached hereto as Exhibit D.

1.71 “Rebates” means rebates, price adjustments, refunds, and similar payments, credits or liabilities, including as a result of the difference between the price Seller sells the Product to wholesalers and other distributors and the price that third party payors, such as retail vendors, private governmental agencies and managed care buying groups, ultimately pay pursuant to fixed price contracts.

1.72 “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of any Regulatory Authority necessary or for the development (including the conduct of clinical trials), distribution, marketing, promotion, offer for sale, use, import, export or sale of the Product in the Territory.

1.73 “Regulatory Authority” means any national (e.g., the FDA), regional, state or local regulatory agency, department, bureau, commission, council, court or other Governmental Authority in the Territory.

1.74 “Regulatory Documentation” means any and all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, correspondence, studies and reports) submitted to a Governmental or Regulatory Authority or research ethics committee with a view to the granting of any Regulatory Approval, and any correspondence to or with the FDA, or any other Governmental or Regulatory Authority with respect to the Products and handling and storage of Products (including minutes and official contact reports relating to any communications with any Governmental or Regulatory Authority), and all data contained in any of the foregoing, including regulatory drug lists, advertising and promotion documents, adverse event files, complaint files and manufacturing records.

1.75 “Retained Liabilities” has the meaning set forth in Section 2.3(b).

1.76 “RMA” has the meaning set forth in Section 6.4.

1.77 “SEC” means the Securities and Exchange Commission.

1.78 “SEC Financial Statements” has the meaning set forth in Section 5.7(b).

1.79 “Seller” has the meaning set forth in the preamble.

1.80 “Seller Disclosure Schedule” has the meaning set forth in Section 4.1.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

1.81 “Seller Trade Dress” means the current trade dress, other than the Product Trademarks, used exclusively with the Product and the packaging associated with the sale of the Product.

1.82 “Seller Trademark” means the “Sunovion” name or any variation thereof and all trademarks, trade names, brand names, logo types, symbols and domain names other than the Product Trademarks (including registrations and applications for registration thereof and all renewals, modifications and extensions thereof) used by Seller or its Affiliates in connection with the manufacture, marketing, sale and distribution of their products.

1.83 “Serious” means, with respect to any experience or reaction, one which is fatal or life threatening, results in persistent or significant disability, requires inpatient hospitalization or prolongation of existing inpatient hospitalization, is a congenital anomaly, a cancer, or the result of an overdose, or is another important medical event (even if not life-threatening, resulting in death, or requiring hospitalization) that, based upon appropriate medical judgment, may jeopardize the patient’s or subject’s health or may require medical or surgical intervention to prevent one of the other outcomes listed previously.

1.84 “[ *** ] Order” means Standard Purchase Order No. [ *** ] for API between Seller and [ *** ].

1.85 “Taxes” (and with correlative meaning, “Tax,” “Taxes,” and “Taxable”) shall mean all taxes of any kind imposed by a Governmental Authority, including those on, or measured by or referred to as, income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, excise, stamp, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

1.86 “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

1.87 “Technical Data” means all technical, scientific, chemical, biological, pharmacological, and toxicological data related to the Product, other than the Manufacturing Technology.

1.88 “Territory” means the United States of America, including the states, territories, possessions and protectorates thereof, the District of Columbia and the Commonwealth of Puerto Rico.

1.89 “Third Party Claim” has the meaning set forth in Section 8.4(a).

1.90 “Trademark License Agreement” means that certain agreement to be executed on the Closing Date by Seller and Purchaser, substantially in the form attached hereto as Exhibit A regarding the Parties’ respective usage of the Product Trademarks and the XOPENEX HFA mark.

1.91 “Transaction Agreements” has the meaning set forth in Section 10.4.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

1.92 “Transitional Services Agreement” means that certain agreement to be executed on the Closing Date by Seller and Purchaser, substantially in the form attached hereto as Exhibit B.

1.93 “Unexpected” means, with respect to any condition or development, one which is not listed in the then-current FDA-approved labeling for the Product and includes those experiences or reactions that show a significant increase in incidence or severity over what appears on the labeling for the Product, or in new drug application trials, or that reflect or suggest a failure of the Product to achieve claimed activity.

1.94 “XOPENEX HFA Patents” means U.S. Patent No. [ *** ], U.S. Patent No. [ *** ] and all related U.S. and foreign Patents.

1.95 “289 Patent” means U.S. Patent No. [ *** ], entitled “[ *** ]”.

ARTICLE 2
SALE OF ASSETS, LICENSES AND CLOSING

2.1 Sale of Assets.

(a) On the Closing Date, and subject to the terms and conditions of this Agreement, Seller will, and will cause its Affiliates to, sell, assign, convey and transfer to Purchaser, and Purchaser will purchase and accept from Seller and its Affiliates, free and clear of any Encumbrances, all right, title and interest of Seller and its Affiliates in and to the following assets (collectively, the “Purchased Assets”):

(i) the Product Registrations;

(ii) the Purchased Patents;

(iii) all other Intellectual Property owned by Seller and related specifically and solely to the Product, except for the 289 Patent, the Manufacturing Technology, and the Product Trademarks;

(iv) Seller’s and its Affiliates files pertaining to the Product Registrations, and all regulatory applications, validation documents, data, submissions, notifications, communications, correspondence, registrations, or other filings made to, received from or otherwise conducted with the FDA (including minutes of meeting with the FDA) that are in Seller’s possession as of the Closing and are required to be kept by the owner of the First-to-File ANDA under 21 C.F.R. §314.81, and all related correspondence with Regulatory Authorities in Seller’s possession (the “Product Registration Documentation”);

(v) those marketing materials (in electronic form or, if unavailable in electronic form, in hard copy form) actually used as of the Closing Date by Seller or its Affiliates to market the Product in the Territory solely and specifically with respect to the Product in the Territory, including advertising and display materials, product data, price lists, sales materials, marketing information, marketing plans, in the case of each of the foregoing to the extent that such information is in existence and in the possession of Seller as of the Closing Date; provided, however, to the extent that such materials contain any Seller Trademarks, such use by Purchaser shall be subject to and restricted by the Trademark License Agreement;

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(vi) the Assigned Contracts;

(vii) copies of the Technical Data;

(viii) all Product Inventories and Components other than the [ *** ] Order;

(ix) all unfulfilled customer orders arising in the Territory for Finished Goods as of the Closing Date (a list of such orders to be provided to Purchaser at least two days prior to the Closing, and updated as of the Closing Date) (the “Purchase Orders”);

(x) the existing lists of all current and past customers and suppliers for the Product in the Territory; provided, however, that Seller shall retain all rights of access and ownership of information with respect to sales of Seller’s other products and, provided further, that such lists may be redacted as necessary to conceal information pertaining to products other than the Product;

(xi) the Books and Records to the extent such are being transferred to Purchaser under the terms of the Transitional Services Agreement; and

(xii) all machinery, tools, spare parts, manufacturing supplies and equipment used in the manufacture of the Product (collectively, the “Equipment”), including, without limitation, Equipment owned by Seller and held by Seller’s contract manufacturer and such items of Equipment listed on Schedule 2.1(a)(xii), and all warranties and guarantees, if any, express or implied, existing for the benefit of Seller in connection with the Equipment.

(b) Notwithstanding Section 2.1(a) above, the transfer of the Product Registrations shall occur in accordance with the provisions of Article 3. With respect to all quantities of Product Inventory and Components in Seller’s possession, or at Seller’s third party distribution facilities on the Closing Date, Seller shall make Product Inventory and Components available to Purchaser at Seller’s third party distribution facilities or such other location mutually agreed between Seller and the Purchaser immediately after the Closing.  Furthermore, the delivery of the Books and Records described in Section 2.1(a)(viii) shall occur as promptly as reasonably practicable following the Closing.

(c) The Parties agree and acknowledge that the Purchased Assets shall not include the Excluded Intellectual Property, or any plant, real property, accounts receivable, cash, pro-rata portion of any profit share through and including the Closing Date, employees, any employee benefit plans, any refund or credit of Taxes attributable to any period ending on or prior to the Closing Date, or any portion of the “Remaining Supply Price” or other payment or amount (as such term is defined in that certain Agreement for Distribution of Sunovion’s Authorized Generic Xopenex Product by and between Seller and [ *** ] (“[ *** ]”) dated [ *** ] (the “[ *** ] Agreement”)) payable by [ *** ] now or in the future pursuant to the [ *** ] Agreement with respect to Product sold on or prior to the Closing Date.  Purchaser acknowledges and agrees that Seller may retain a copy of all or part of the documentation that it delivers to Purchaser hereunder for archival purposes and, to the extent applicable, for its own use with (i) products of Seller or its Affiliates other than Product and (ii) Product outside the Territory.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

2.2 Licenses.

(a) Effective on the Closing Date, subject to the terms and conditions of this Agreement, Seller hereby grants to Purchaser the following licenses (the “Licenses”):

(i) A non-exclusive, irrevocable, perpetual, fully-paid, royalty-free, sublicensable, right and license under the Manufacturing Technology in the Manufacturing Field of Use and existing as of the Closing Date to make, have made, import into, sell, offer to sell, or use the Product in the Territory, and to make and have made the Product outside of the Territory for importation into the Territory.

(ii) A non-exclusive, irrevocable, perpetual, fully-paid, royalty-free, sublicensable, right and license under the ‘289 Patent to make, have made, import into, sell, offer to sell, or use the Product in the Territory, and to make and have made the Product outside of the Territory for importation into the Territory (hereinafter, “Licensed Patent”).

(iii) A non-exclusive, irrevocable, perpetual, royalty-free, fully-paid, sublicensable, right and license under the Manufacturing Technology in the Manufacturing Field of Use and existing as of the Closing Date to conduct such studies and clinical trials within and outside the Territory as may be necessary or useful for Purchaser to obtain Regulatory Approvals solely for the purpose of selling the Product, or alternate formulations, forms or dosages of the API thereof, in the Territory.

(b) With respect to this Agreement, any Intellectual Property or other rights of Seller not expressly granted to Purchaser under the provisions of this Agreement shall be retained by Seller (including, but not limited to, the Excluded Intellectual Property), including the right to conduct such studies and clinical trials within and outside the Territory as may be necessary or useful for Seller to obtain Regulatory Approvals solely for the purpose of selling Product outside of the Territory or products other than Product (whether within or outside the Territory).

(c) Each Party shall immediately notify the other Party of any actual or potential infringement of the Licensed Patent (including a notice provided pursuant to 21 U.S.C. § 355(j)(2)(B)), or any declaratory judgment action with respect to the Licensed Patent, by a third party without authorization or consent (hereinafter “Infringement”).  [ *** ] shall have the first right (but not the obligation) to take legal or other action with respect to an Infringement at [ *** ]’s sole expense.  [ *** ] agrees to cooperate in connection with such action through counsel of its choice, including being named as a party, at [ *** ]’s expense.  [ *** ] shall promptly notify [ *** ] in writing if it does not intend to take legal or other action regarding an Infringement.  In the event [ *** ] provides such notice, [ *** ] shall have the right (but not the obligation) to take legal or other action with respect to an Infringement at [ *** ]’s sole expense.  [ *** ] agrees to cooperate in connection with such action through counsel of its choice, including being named as a party, at [ *** ]’s sole expense.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(d) Any damages and other financial benefits resulting from any such action (taken by either Party) shall be first used to reimburse the Parties for reasonable attorneys’ fees and associated litigation costs. Any remaining amounts, including but not limited to punitive, exemplary, or other enhanced damages, shall be [ *** ], taking into account [ *** ].

2.3 Assumed Liabilities.

(a) As of the Closing Date, subject to the terms and conditions hereof, Purchaser shall assume, satisfy, pay, perform and discharge the following (collectively, the “Assumed Liabilities”) in accordance with their respective terms and subject to the respective conditions thereof, when and as due:

(i) any Liabilities under the Assigned Contracts and Purchase Orders but only to the extent incurred on and after the Closing Date (other than any Liabilities incurred on or after the Closing Date as a result of any action or inaction on the part of Seller on or prior to the Closing Date);

(ii) subject to Section 6.2, all Private Chargebacks;

(iii) subject to Section 6.3, all Program Rebates; and

(iv) subject to Section 6.4, all Product Returns

(v) all Liabilities in respect of each Product Registration, and the related Product Registration Documentation which are incurred after the Closing Date and arise as a result of events occurring after the Closing Date.

(b) Notwithstanding any other provision of this Agreement or any other writing to the contrary, Purchaser shall not assume, shall not be deemed to assume, nor have any obligation to pay, perform or discharge any Retained Liability.  All Retained Liabilities shall be retained by and remain liabilities, obligations and commitments of Seller.  The term “Retained Liabilities” shall mean any and all Liabilities related to (i) the Excluded Intellectual Property and all other assets of the Seller other than the Purchased Assets, and (ii) the Product and the Purchased Assets, whether asserted before or after the Closing, that arise as a result of events occurring prior to the Closing Date, other than the Assumed Liabilities, including:

(i) all accounts payable due and owing by Seller to any third party with respect to the manufacture, distribution, marketing and sale of any Products on or prior to the Closing Date;

(ii) any Liability of Seller for Taxes arising as a result of the sale of the Product or ownership and operation of the Purchased Assets prior to the Closing Date; including any transfer Taxes incurred in connection with the transactions contemplated by this Agreement that shall be paid in the manner set forth in Section 6.8;

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(iii) all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury or other harm to person or property, regardless of when asserted, which result from the use or misuse of Products or otherwise related to the Products (including all proceedings relating to any such liabilities) manufactured or sold by or on behalf of Seller prior to the Closing Date;

(iv) all Liabilities arising out of or relating to any Product recall instituted prior to the Closing Date;

(v) any Liabilities arising out of or relating to any Assigned Contract to the extent incurred prior to the Closing Date or attributable to any action, omission, performance, non-performance, event, condition or circumstance prior to the Closing Date;

(vi) all advertising and promotional Liabilities arising out of or relating to, directly or indirectly, the marketing, distribution or sale of the Products by or on behalf of Seller prior to the Closing Date;

(vii) any Liabilities arising out of or relating to any proceeding relating to the Products or Purchased Assets, but only to the extent such Liabilities are attributable to any action, omission, performance, non-performance, event, condition or circumstance prior to the Closing Date;

(viii) any Liability arising out of or relating to employment, compensation or ERISA Benefits Plans (including severance) for the present or past employees or contractors of Seller or its Affiliates;

(ix) any Liability of Seller under this Agreement and the exhibits thereto, or any related agreement;

(x) any Liability arising out of or relating to any failure to comply with any so called “bulk transfer law” of any jurisdiction in connection with the acquisition of the Purchased Assets by Purchaser;

(xi) all Liabilities arising out of or relating to warranty claims relating to any Products, whenever asserted, sold by or on behalf of Seller prior to the Closing Date; and

(xii) except for the Assumed Liabilities, all other Liabilities, regardless of when they are asserted, billed or imposed or when they become due or payable, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, (A) the Products or the Purchased Assets, but only to the extent such Liabilities are attributable to any action, omission, performance, non-performance, event, condition or circumstance prior to the Closing Date, (B) with respect to Products for which Purchaser approved the quality release, (C) with respect to any pharmaceutical products that are not the Products produced, manufactured and/or marketed by Seller, whether prior to, on or after the Closing Date, (D) the Excluded Intellectual Property and all other assets of the Seller other than the Purchased Assets.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

2.4 Purchase Price.

(a) Subject to the terms and conditions set forth herein, in consideration of the sale, assignment, conveyance, license and delivery of the Purchased Assets and the Licenses, Purchaser will at Closing, by wire transfer of immediately available U.S. Dollars to a bank account designated by Seller, pay to Seller a cash payment (the “Purchase Price”) equal to (A) Forty Five Million Dollars ($45,000,000) less (B) the Product Return Reserve less (C) the Private Chargebacks Reserve.

(b) All payments made under this Agreement shall be made free and clear of withholding for Taxes. To the extent such withholding is required under applicable law, Purchaser shall pay such Taxes to the applicable taxing authority and the payments by Purchaser under this Agreement shall be increased by the amount necessary to ensure that Seller receives an amount equal to the amount that it would have received had no such withholding for Taxes have been required; provided, however, that in the event Seller recovers any such Taxes that have been withheld, Seller shall promptly remit the amount recovered to Purchaser.  Withholding taxes shall in no circumstance be construed to include sales taxes, other transfer taxes or income taxes arising from periods ending before the Closing Date.

2.5 Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M. Eastern Time on the [ *** ] Business Day following the satisfaction or waiver of all conditions or obligations of the Parties set forth in Sections 7.1 and 7.2, or at such other time and date as Purchaser and Seller mutually agree.  The actual date of the Closing is referred to as the “Closing Date”.  The Closing shall be consummated by exchanging documents via facsimile, e-mail and/or overnight courier.

(a) At the Closing, simultaneously with Seller’s deliveries hereunder, Purchaser is delivering to Seller all of the following documents, certificates and instruments:

(i) Purchaser will pay the Purchase Price in full as provided in Section 2.4(a).

(ii) The General Assignment and Assumption;

(iii) Transitional Services Agreement;

(iv) The Trademark License Agreement

(v) The Quality Agreement; and

(vi) such other documents, instruments and certificates required to be delivered by Purchaser pursuant to this Agreement or as the Seller or its counsel reasonably deem necessary to consummate the transactions contemplated hereby.

(b) At the Closing, simultaneously with Purchaser’s deliveries hereunder, Seller is delivering to Purchaser all of the following documents, certificates and instruments:

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(i) The general assignment, assumption and bill of sale in the form of Exhibit C (the “General Assignment and Assumption”).

(ii) The Transitional Services Agreement;

(iii) The Trademark License Agreement;

(iv) The Quality Agreement;

(v) The SEC Financial Statements;

(vi) Closing certificate pursuant to Section 7.1(c);

(vii) Each of the consents described is Schedule 7.1(g); and

(viii) such other documents, instruments and certificates required to be delivered by Seller pursuant to this Agreement or as the Purchaser or its counsel reasonably deem necessary to consummate the transactions contemplated hereby.

2.6 Nonassignability of Assets.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment or delivery to Purchaser of any asset that would be a Purchased Asset or any claim or right arising thereunder is prohibited by any applicable law or would require any governmental or third party authorizations, consents or waivers, and such authorizations, consents or waivers shall not have been obtained prior to the Closing, and the Purchaser has elected to proceed with such Closing without the transfer or assignment of any such asset, this Agreement shall not constitute a sale, assignment, transfer or delivery of such asset or an attempt thereof.  In the event that the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, the Parties shall use commercially reasonable efforts and cooperate with each other to obtain promptly such authorizations, consents or waivers.  Pending such authorization, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of such asset and to Seller the benefits, including any indemnities, that it would have obtained had the asset been conveyed to Purchaser at the Closing without liability to Seller.

2.7 Allocation of Purchase Price.  The consideration for the Purchased Assets provided herein shall be allocated among the various categories of Purchased Assets in accordance with their respective fair market values and Section 1060 of the Internal Revenue Code of 1986, as amended and the U.S. Treasury regulations thereunder.  The Parties hereto shall use their reasonable efforts to reach agreement, as promptly as practicable, on a reasonable allocation of consideration to such categories of Purchased Assets.  If Purchaser and Seller reach such agreement, Purchaser and Seller (i) shall execute and file all Tax returns (including Internal Revenue Service Form 8594) in a manner consistent with the allocation determined in this Section 2.7 and (ii) shall not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with such allocation.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 3
REGULATORY MATTERS

3.1 Filings with Regulatory Authorities Regarding Transfer of Registrations.  Seller and Purchaser will establish a mutually acceptable and prompt communication and interaction process to ensure the orderly transfer of the Product Registrations.  Promptly after Closing, the Parties shall file with the FDA, and all other relevant Regulatory Authorities all information required in order to transfer the Product Registrations from Seller to Purchaser, including the information required pursuant to 21 C.F.R. §314.72, or any successor regulation thereto, any authorization letters or notices, and letters of acceptance.  Where required, Purchaser shall also promptly file an application or license variation to Regulatory Authorities or other government/health agencies.  Seller shall file the information required of a former owner, and Purchaser shall file the information required of a new owner, at each Party’s own expense.  Both Purchaser and Seller also agree to use all commercially reasonable efforts to take any actions required by the Regulatory Authorities or other government/health agencies to effect the transfer of the Product Registrations from Seller to Purchaser, and hereby further agree to cooperate with each other in order to effectuate the foregoing transfer of Product Registrations at Purchaser’s expense.  The Parties agree to use all commercially reasonable efforts to complete the filing of the transfer of the Product Registrations within [ *** ] days from the Closing Date.  Seller may retain an archival copy of the Product Registrations, including supplements and records that are required to be kept under 21 C.F.R. §314.81.

3.2 Responsibility for the Product.

(a) Promptly after the Closing Date Purchaser shall (i) obtain new NDC numbers for the Product, (ii) have its labeling for Product approved by the FDA, and (iii) use such new NDC numbers on all invoices, orders and other communications with customers and Regulatory Authorities.  Seller shall report the termination date of its NDC numbers for the Product to the Centers for Medicare and Medicaid Services (“CMS”) in accordance with CMS guidelines, which termination date shall be the expiration date for the last lot of Product with its NDC numbers.

(b) Promptly after the Closing Date, and in no event later than the effective date of the transfer to Purchaser of the applicable Product Registration, subject to the terms of the Transitional Services Agreement, Purchaser shall assume all regulatory responsibilities permitted or required by applicable laws, in connection with the Product and the Product Registrations in the Territory, including (i) responding to all medical inquiries, (ii) responsibility for reporting any and all adverse drug events in connection with the Product, and (iii) responsibility for compliance with the Prescription Drug Marketing Act of 1987, as the same may be amended from time to time.  After the Closing Date, Purchaser shall assume all responsibility for any and all fee obligations for holders or owners of approved NDAs and Regulatory Approvals relating to the Product, including those defined under the Prescription Drug User Fee Act of 1992, as the same may be amended from time to time.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

3.3 Marketing Activities.  Promptly following the Closing, Seller and Purchaser shall mutually agree on the form of correspondence to be sent to each customer and supplier of the Product, and any other relevant third party mutually agreed to by Seller and Purchaser, informing each such customer and supplier of the sale and transfer of the Product to Purchaser.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller.  Seller represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by Seller to Purchaser and dated as of the date hereof (the “Seller Disclosure Schedule”), as of the date of this Agreement and as of the Closing, as follows:

(a) Organization and Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Power and Authority.  Seller has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other Transaction Agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated herein and therein.  The execution, delivery, and performance of this Agreement and the other Transaction Agreements by Seller and its Affiliates do not, and the consummation of the transactions contemplated hereby and thereby will not, violate (i) any provisions of Seller’s organizational documents, (ii) any law applicable to Seller, its Affiliates, or the Products, or (iii) any agreement, mortgage, lease, instrument, order, judgment, or decree to which Seller or any of its Affiliates are a party or by which Seller or any of its Affiliates are bound.

(c) Action; Binding Effect.  Seller and each of its Affiliates has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement, the other Transaction Agreements and the other agreements and instruments to be executed and delivered by it or its Affiliates pursuant hereto and thereto and the consummation of transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Seller and constitutes, and the other Transaction Agreements and the other agreements and instruments contemplated hereby and thereby when duly executed and delivered by Seller or any of its Affiliates, as necessary, will constitute, legal, valid, and binding obligations of Seller or any of its Affiliates enforceable against each of them in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

(d) Consents.  No consent or approval of, or filing with or notice to, any Regulatory Authority or other Person is required or necessary to be obtained by Seller, its Affiliates, or on their behalf in connection with the execution, delivery, and performance of this Agreement or to consummate the transactions contemplated hereby, except (i) in connection with the transfer of the Product Registrations or (ii) as relates solely to Purchaser.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(e) Ownership of Assets.  Seller or one of its Affiliates owns good, marketable and indefeasible title to the Purchased Assets, the Licensed Patent, the Manufacturing Technology and the Product Trademarks (collectively, the “Product Assets”). The Purchased Assets are free and clear of all Encumbrances, except for liens for Taxes not yet due and payable.  The Product Assets include all the assets, properties, and rights used and necessary to make, have made, import into, sell, offer to sell or use the Products in the Territory as currently conducted by Seller.  Other than this Agreement, there are no outstanding options to purchase any of the Product Assets, or any portion thereof or any interest therein.  Upon delivery to Purchaser on the Closing Date of the General Assignment and Assumption, Seller will thereby transfer to Purchaser good and marketable title to the Purchased Assets, subject to no Encumbrances, except for liens for Taxes not yet due and payable.

(f) Inventory.  Schedule 4.1(f) contains a complete and accurate list of all of the addresses at which any Product Inventory or Components is located.  All Product Inventory and Components were manufactured, packaged, labeled, tested, stored and handled, at all times, in compliance with applicable product specifications, Regulatory Documentation and Good Manufacturing Practices as defined under 21 U.S.C. 351 (a)(2)(B) as in effect from time to time, and is undamaged, merchantable and fit for its intended purpose.  As of the Closing Date, the Product Inventory, API and Components to be delivered to Seller shall be not less than [ *** ]% of the amounts set forth in Schedule 4.1(f).

(g) Financial Information.  Seller has attached as Schedule 4.1(g) certain unaudited financial information relating to the Product in the Territory (the “Financial Information”).  The Financial Information was derived from the books and records of Seller and was prepared by Seller in good faith and fairly presents, in all material respects, the financial information relating to the Product in the Territory at the dates and for the periods presented.  No representations or warranty whatsoever is made with respect to any financial projections provided by Seller.  During the [ *** ] period prior to the Closing Date, gross sales of the Product by Seller and its Affiliates were less than [ *** ]% of the average quarterly gross sales of such Product, subject to any ordinary course seasonality of Product sales.

(h) Litigation or Disputes.  Except as set forth on Schedule 4.1(h), there is no claim, action, suit, proceeding, or arbitration pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates relating to the Products or the Product Assets.  Except as set forth on Schedule 4.1(h), there is not currently outstanding against Seller or any of its Affiliates any judgment, decree, injunction, rule or order of any Regulatory Authority or Governmental Authority relating to the Products or the Product Assets.

(i) Intellectual Property.

(i) Except as expressly set forth on Schedule 4.1(i), Seller has a legally enforceable and exclusive right (without third-party consent) to grant on the terms set forth in Section 2.2, free and clear of all Encumbrances, all Licenses.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(ii) To Seller's knowledge, the sale, manufacture and import of the Product in the Territory by Seller, or use of the Licensed Patent, Product Trademarks and the Manufacturing Technology, as they are now or have been used prior to the Closing Date, by Seller in connection with the Products in the Territory, in each case does not infringe or misappropriate the Intellectual Property of any Person in the Territory.  Neither Seller nor any of its Affiliates possesses any written notice from any Person asserting, and to the knowledge of Seller there is not, any claim, or assertion alleging, that the sale, manufacture and import of the Product in the Territory by Seller and its Affiliates as of the Closing Date, or use of the Licensed Patent, Product Trademarks and the Manufacturing Technology as they are now being used by Seller and its Affiliates in connection with the Product in the Territory, infringe or misappropriate the Intellectual Property of any Person in the Territory.

(iii) The Licensed Patent and Product Trademarks are valid, have not lapsed and are enforceable, and no application, patent or registration relating thereto has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceeding.  Except as set forth on Schedule 4.1(i), neither Seller nor any of its Affiliates possesses any written notice from any Person asserting, and to the knowledge of Seller there is not, any claim or assertion to the contrary.  Seller is not in default or in violation with respect to any of the Licensed Patent and Product Trademarks or the terms or conditions by which such Licensed Patent and Product Trademarks was acquired or obtained.

(iv) Except as set forth on Schedule 4.1(i), Seller has not given written notice to any third parties in the [ *** ] years prior to the Closing Date asserting infringement by such third party of the Licensed Patent or Product Trademarks in the Territory.

(v) Seller has the full right, power and authority to grant the Licenses and to license the Product Trademarks pursuant to the Trademark License Agreement.

(j) Compliance with Laws.

(i) Seller has conducted its operations in connection with the manufacture and sale of the Product in the Territory in compliance with all applicable laws, except where the failure to comply would not have a Product Material Adverse Effect.  Except as set forth on Schedule 4.1(j)(i), Seller has not received any written notice of violation of any applicable law from any Regulatory Authority or Governmental Authority relating to the Product or the Product Assets within the past [ *** ].

(ii) Seller holds all permits, licenses, variances, exceptions, orders and approvals of all Regulatory Authorities and Governmental Authorities (including the FDA) necessary for the lawful manufacture and sale of the Product in the Territory as currently conducted (the “Business Permits”).  Schedule 4.1(j)(ii) sets forth a list of Business Permits issued to Seller specifically in relation to the sale of the Product in the Territory (not including, inter alia, Seller’s business licenses as a drug wholesaler or in the conduct of its general business activities).  Such Business Permits are in full force and effect.  To Seller’s knowledge, no action or proceeding is pending or threatened to revoke, refuse to renew or modify any of the Business Permits.  Notwithstanding the foregoing, Purchaser is responsible for obtaining all of its own Business Permits and Seller does not represent or warrant that Purchaser will not be required to obtain Business Permits that are in addition to or different than those held by Seller.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(k) Product Registrations.

(i) The manufacture, marketing, sale and distribution of the Product for sale in the Territory prior to the Closing has been conducted in material compliance with the Product Registrations, and Seller is and has been prior to the Closing in material compliance with all the Product Registrations.  The Product Registrations contain all of the available material information concerning side effects, injury, toxicity or sensitivity reaction, or unexpected incidents, whether or not Serious or Unexpected, relating to the Product in the Territory received by Seller and its Affiliates and required by applicable law to be reported to the FDA and included as part of such Product Registration (an “Adverse Experience”), during the time from the original filing of the Product Registrations through the Closing Date.  To the knowledge of Seller, Product Registrations do not contain any false or materially misleading information. None of Seller or any of its Affiliates has received any written notice from any Governmental Authority that there are any circumstances currently existing which might reasonably be expected to lead to any loss or refusal to renew any Product Registration, and to the knowledge of Seller, no such circumstances currently exist.  Neither Seller nor any of its Affiliates has committed fraud in relation to the filing or acquisition of any Product Registration or used unfair methods of competition in connection with such filing or acquisition, in each case, in non-compliance with applicable Law.

(ii) Except as otherwise set forth on Schedule 4.1(k), each of the Product Registrations has been approved by the FDA and such approval remains in effect in the Territory, and each such Product Registration has been compiled and maintained in material compliance with the Act.  There is no action or proceeding by any Governmental Authority pending or, to the knowledge of Seller, threatened seeking the revocation or suspension of any such Product Registration.  Seller has filed with the FDA all notices, supplemental applications and annual or other reports, including Adverse Experience reports, required by applicable law with respect to such Product Registrations.

(iii) There have been no written Adverse Experience claims or complaints made or brought against Seller or its Affiliates in the Territory specifically relating to the safety or efficacy of the Product in the Territory that would reasonably be expected to have a Product Material Adverse Effect, other than those contained or disclosed in the Product Registrations.

(iv) There has not been any occurrence of any product recall, market withdrawal or replacement or similar regulatory actions concerning the Product in the Territory conducted by Seller or its Affiliates in the Territory, or any product recall, market withdrawal or replacement or similar regulatory actions conducted by or on behalf of any Governmental Authority against Seller or its Affiliates in the Territory as a result of any alleged defect in the Product in the Territory, except as otherwise disclosed by Seller to Purchaser.  Seller does not possess any written notice from any Governmental Authority requesting the recall or withdrawal of the Product.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(v) None of Seller or any Affiliate of Seller has been debarred or is subject to debarment pursuant to Section 306 of the Act or is the subject of a conviction described in such section, in each case with respect to the Product.

(vi) Schedule 4.1(k) sets forth all notifications received by Seller pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (“Paragraph IV Notice”) regarding abbreviated new drug applications (ANDAs) that have been filed with the FDA and reference Seller’s Product NDA.

(vii) Seller has taken all actions necessary, proper or advisable to support the PREA sNDA submission.  Upon Purchaser’s request, Seller shall provide Purchaser with the regulatory materials in connection with the PREA sNDA for Purchaser’s review.

(viii) Other than those products permitted by Section 6.1, Seller does not have any current plans to commercialize in the [ *** ]year period following the Closing Date any product comprising a [ *** ], either alone or in combination with another active pharmaceutical ingredient.

(l) Regulatory Issues.  Except as set forth in Schedule 4.1(l), during the [ *** ] years prior to the date of this Agreement, with respect to the Product in the Territory only, neither Seller nor any of its Affiliates has received or been subject to: (i) any FDA Form 483’s relating to the Product; (ii) any FDA Notices of Adverse Findings relating to the Product; or (iii) any warning letters or other written correspondence from the FDA or any other Regulatory Authority concerning the Product, in which the FDA or such other Regulatory Authority asserted that the operations of Seller were not in compliance with applicable law.  Except as discussed in Schedule 4.1(l), during the last [ *** ] years there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of Seller concerning the Product or any product recall, market withdrawal or replacement conducted by or on behalf of any entity as a result of any alleged defect in the Product.

(m) Contracts.  Each of the Assigned Contracts and Purchase Orders is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  With respect to each Assigned Contract and Purchase Order: (i) Seller has performed its obligations thereunder and is not in breach of or default under any Assigned Contract or Purchase Order, and to Seller’s knowledge, no event has occurred which with the passage of time or giving of notice or both would constitute such a default; and (ii) there is no existing breach or default by any other party to any Assigned Contract or Purchase Order and to Seller’s knowledge, no event has occurred which with the passage of time or giving notice of or both would constitute such a default by such other party, in each case, except as would not have a Product Material Adverse Effect.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(n) Taxes.  Seller has timely filed all Tax returns required to be filed, and has paid all Taxes due, with respect to the Purchased Assets.  There are no Encumbrances on any of the Purchased Assets for Taxes (except for Taxes not yet due and payable).  There are no asserted, and Seller has no knowledge of any basis for the assertion of any, claims relating to Taxes which, if adversely determined, could reasonably be expected to result in any such Encumbrance.

4.2 Disclaimer of Warranties.  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY CERTIFICATES DELIVERED PURSUANT HERETO AND ANY TRANSACTION AGREEMENT, SELLER HAS NOT MADE ANY REPRESENTATION OR WARRANTY, AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE PRODUCTS, OR PURCHASED ASSETS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH ADDITIONAL REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED

4.3 Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by Purchaser to Seller and dated as of the date hereof (the “Purchaser Disclosure Schedule”), as follows:

(a) Organization and Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Power and Authority.  Purchaser has all requisite corporate power and authority to execute, deliver, and perform this Agreement, the other Transaction Agreements and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein.  The execution, delivery, and performance of this Agreement and the other Transaction Agreements by Purchaser do not, and the consummation of the transactions contemplated hereby will not, violate or conflict with (i) any provision of Purchaser’s organizational documents, (ii) any law applicable to Purchaser, or (iii) any agreement, mortgage, lease, instrument, order, judgment, or decree to which Purchaser is a party or by which Purchaser is bound.

(c) Company Action; Binding Effect.  Purchaser has duly and properly taken all action required by law, its organizational documents or otherwise, to authorize the execution, delivery, and performance by it of this Agreement, the other Transaction Agreements and the other instruments and agreements to be executed by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Purchaser and constitutes, and the other Transaction Agreements and the other instruments and agreements contemplated hereby and thereby when duly executed and delivered by Purchaser will constitute, legal, valid, and binding obligations of Purchaser enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(d) Consents.  No consent or approval of, or filing with or notice to, any Regulatory Authority or other Person is required or necessary to be obtained by Purchaser or on its behalf in connection with the execution, delivery, and performance of this Agreement or to consummate the transactions contemplated hereby, except (i) as would not prevent or materially delay the consummation of the transactions contemplated hereby, or (ii) as relates solely to Seller.

(e) Litigation.  There is no claim, action, suit, proceeding, investigation or arbitration pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser by or before any Regulatory Authority, federal, state or other governmental court, department, commission or board (whether domestic or foreign) and, to Purchaser’s knowledge, Purchaser is not in violation of or in default with any applicable law, the result of any of which, either individually or cumulatively, would prevent or materially delay the consummation of the transactions contemplated hereby.

(f) Adequate Funds.  As of the date of this Agreement and as of the Closing Date, Purchaser has, or has access, to all funds necessary to enable it to perform all of its obligations under this Agreement in accordance with its terms.

4.4 Brokers.  Except as set forth on Schedule 4.4, each Party represents that no agent, broker, investment banker, financial advisor or other Person, is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE 5
ACTIONS PRIOR TO THE CLOSING DATE

5.1 Investigation of the Business by Purchaser.

(a)  Seller shall afford to the officers, employees and authorized representatives of the Purchaser (including, without limitation, independent public accountants and attorneys) reasonable and necessary access during normal business hours to the offices, properties, officers, managers and business and financial records (including computer files, retrieval programs and similar documentation) of Seller to the extent the Purchaser shall deem necessary or desirable and shall furnish to the Purchaser or their authorized representatives such additional information concerning Seller as shall be reasonably requested, including all such information as shall be necessary to enable the Purchaser or their representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article 8 have been satisfied.  The Purchaser agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller.  No investigation made by Purchaser or its representatives hereunder shall affect the representations and warranties of the Seller, and the Purchaser’s right to indemnification with respect thereto shall not be affected or deemed waived by reason of any such investigation or by reason of the fact that the Purchaser or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(b) At or prior to Closing and subject to coordination with Seller, Purchaser may communicate, contact or notify customers and suppliers relating to the Products with respect to the transactions contemplated hereby, with the prior review, comment, and consent by Seller.  Within [ *** ] days of the date of this Agreement, (a) Seller shall provide to Purchaser a detailed list of all of its customers, including best contract information for relevant contacts at the customers and (b) Purchaser shall provide for Seller’s review and comment the timing, method and content of any such contact, communication or notification

5.2 Consents and Approvals.

(a) Purchaser and Seller will cooperate, act diligently and use all reasonable efforts to secure, as soon as practicable, any consent, approval or waiver, in form and substance reasonably satisfactory to Purchaser, from any party to any Assigned Contract or Purchase Order required to be obtained to assign or transfer such Purchased Contract to Purchaser; provided that neither Seller nor Purchaser shall have any obligation to offer or pay any consideration in order to obtain any such consent, or approval; and provided, further, that Seller shall not make any agreement or understanding affecting the Purchased Assets as a condition for obtaining any such consent, approval or waiver except with prior written consent of Purchaser.

(b) During the period prior to the Closing Date, Seller and Purchaser shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Authority required to be obtained by them in order to assign or transfer any Purchased Asset to Purchaser, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 7.1(g); provided that Seller shall not make any agreement or understanding affecting the Products, Product Assets, or Purchased Assets as a condition for obtaining any such consents or approvals except with the prior written consent of Purchaser.

(c) Purchaser and Seller will cooperate, act diligently and use all reasonable efforts to make all registrations, filings and applications, to give all notices and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

5.3 Conduct of the Business Until Closing.

(a) Except for the actions taken or omitted to be taken pursuant to the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed, or conditioned, from the date of this Agreement until the Closing, Seller shall conduct its business with respect to the Product and Purchased Assets in accordance with the practices previously followed by it, except to the extent specifically contemplated by this Agreement, and shall use its commercially reasonable efforts to maintain and preserve the goodwill relating to the Product and the Purchased Assets. Consistent with the foregoing, Seller shall keep and maintain the Purchased Assets in good operating condition and repair and shall use good business practice to preserve the goodwill of the suppliers, contractors, licensors, customers and others having business relations relating to the Products.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(b) Notwithstanding Section 5.3(a), except as expressly contemplated by this Agreement or except with the express written approval of Purchaser, which approval shall not be unreasonably withheld, the Seller shall not:

(i) Other than Purchase Orders entered into in the ordinary course of business, enter into any contract with respect to the Product Assets or Purchased Assets other than contracts expressly contemplated by this Agreement;

(ii) amend, waive, modify or terminate any material term of any Assigned Contract or Purchase Order;

(iii) allow any of the Intellectual Property relating to the Product Assets, Purchased Assets, or the Product Registrations, to lapse, expire or abandon, or otherwise fail to be maintained;

(iv) create or incur or suffer to be created or incurred any lien on any of the Product Assets or Purchased Assets that will not be released on or prior to Closing;

(v) sell, lease, license, or otherwise dispose of, any of the Intellectual Property relating to the Product Assets or Purchased Assets, or become a party to any agreement effectuating any of the foregoing; or

(vi) initiate or settle any legal actions related to or affecting the Product Assets or Purchased Assets;

(vii) file any supplements or other requests and communications with FDA, excluding annual reports and adverse event reports as required by applicable law.

(viii) with respect to the manufacture, promotion and sale of the Products (x) make any material change in the selling, distribution, advertising, terms of sale or collection practices that is inconsistent with past practice, (y) enter into any material business practices, programs or long-term allowances outside of the ordinary course of business, or (z) make any material change to practices with respect to inventories;

(ix) terminate, cancel, permit to lapse, amend, waive or modify any Business Permits or Product Registrations, except as required by any Business Permits;

(x) generate gross sales of the Product other than in ordinary course of business, whether via [ *** ] outside the ordinary course of business;

(xi) agree, in writing or otherwise, to take or authorize the taking of any of the foregoing actions.

(c)  From and after the Closing Date, Seller shall promptly deliver to Purchaser any purchase orders for Product received after the Closing and any payments received from third parties for Product purchased from Purchaser after the Closing, and refer all inquiries it shall receive with respect to the Product in the Territory, to Purchaser or its designee.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

5.4 Preserve Accuracy of Representations and Warranties.

(a) Each of Seller and Purchaser shall use its commercially reasonable efforts to cause to be fulfilled the conditions to its respective obligations as set forth in Article 7, and shall refrain from taking any action which would render any representation or warranty contained in Article 4 of this Agreement inaccurate as of the Closing Date.  Each party shall promptly notify the other of any suit, claim or action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b) During the period prior to the Closing Date, Seller will promptly advise Purchaser in writing of (i) any fact, matter or event arising after the date hereof which causes, or with notice or lapse of time or both would likely cause, any representation and warranty of Seller set forth in Article 4 to become inaccurate or untrue as of the date of Closing date, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material default under any Assigned Contract or Purchase Order or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date.

5.5 Exclusivity.  Until such time, if any, as this Agreement is terminated pursuant to the provisions of Article 9, Seller shall not, and Seller shall cause its Affiliates and representatives not to, directly or indirectly, enter into any agreement or initiate, pursue or participate in any negotiation or discussion with, or provide any information to, or in any manner solicit, encourage, initiate, or entertain any inquiries, offers or proposals from any Person other than Purchaser with respect to the possible disposition of any portion of the Purchased Assets, whether by way of sale or transfer of assets or stock, merger, license, encumbrance, consolidation, share exchange or otherwise or sell or offer for sale any of the Product, Purchased Assets, or Product Assets, other than sales of Product in the ordinary course of business.

5.6 Reserves.

(a) No later than [ *** ] Business Days prior to the scheduled Closing Date, Seller shall prepare and deliver to Purchaser, Seller’s good faith estimates, as of the Closing Date, of the Private Chargebacks Reserve, the Program Reserve, and the Product Return Reserve, accompanied by reasonable supporting documentation used by Seller to calculate the foregoing.  After such delivery, Purchaser and Seller shall negotiate in good faith to reach a mutual agreement at or prior to Closing of the amounts of the Private Chargebacks Reserve, the Program Reserve, and the Product Return Reserve for purposes of this Agreement.  The amount of the Product Return Reserve and Private Chargebacks Reserve shall be a deduction used in determining the Purchase Price as provided in Section 2.4.  The Parties acknowledge that the Private Chargebacks Reserve, the Program Reserve, and the Product Return Reserve, as mutually agreed by the Parties, may or may not equal the amount Seller reserves on its financial statements in the ordinary course of its business consistent with past practice.  Schedule 5.6 sets forth an example of the calculations of the Private Chargebacks Reserve, the Program Rebates, and the Product Return Reserve, accompanied by reasonable supporting documentation used by Seller to calculate the foregoing, as of August 1, 2014.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(b) For purposes of clarity, except as set forth in Schedule 5.6, Seller shall have no liability for any Private Chargebacks, Program Rebates, or Product Returns in excess of the Private Chargebacks Reserve, the Program Reserve, and the Product Return Reserve, respectively.  Such reserves shall be the total, final and exclusive liability of Seller for any Private Chargebacks, Program Rebates or Product Returns after the Closing no matter when such liability is or was generated (e.g., prior to the Closing Date, on the Closing Date or after the Closing Date and regardless of whether the Product underlying such liability were sold under Seller’s NDC number or whether the Product underlying such liability were sold by Seller, Purchaser or any of their respective Affiliates) related to any Product.  Except as set forth in Section 6.3(b), Section 6.4 and Schedule 5.6, Seller shall not be entitled to any refund or payment in respect to any amount of any Private Chargebacks Reserve, the Program Reserve, and the Product Return Reserve that is in excess of the related Private Chargebacks, Program Rebates, or Product Returns, respectively.

5.7 Preparation of Audited Financial Statements. As soon as practicable after the date hereof, and in no event later than the Closing Date, Seller shall:

(a) cause to be prepared and provide to Purchaser KPMG LLP’s audited (A) Carved Out Statement of Net Assets Acquired and Liabilities Assumed for the Purchased Assets at [ *** ], (B) related Statement of Revenues and Direct Expenses for the Purchased Assets for the fiscal years ended [ *** ] (collectively, the “Audited Abbreviated Financial Statements”) and (C) deliver an unqualified opinion and customary consent letters with respect to the Audited Abbreviated Financial Statements; and

(b) cause to be prepared and provide to Purchaser unaudited Statement of Net Assets Acquired and Liabilities Assumed for the Purchased Assets as of [ *** ], and related Statement of Revenue and Direct Expenses for the Purchased Assets for the three months ended [ *** ] and [ *** ] (the “Interim Abbreviated Financial Statements” and with the “Audited Abbreviated Financial Statements, the “SEC Financial Statements”); and

(c) as may be reasonably requested by Purchaser, cooperate and provide reasonable assistance to Purchaser in connection with Purchaser preparing any other financial and other pertinent information regarding the Purchased Assets, including all financial statements and financial data, in each case of the type required by Regulation S-X and Regulation S-K under the Securities Act or in order for Purchaser to comply with its financial reporting obligations as established by the Securities and Exchange Commission (“SEC”) (including pursuant to Form 8-K and any pro-forma financial information) in connection with the transactions contemplated hereunder.

(d) Based on the preliminary financial analysis and information provided to Purchaser by Seller, the acquisition transaction is significant to Purchaser at the greater than [ *** ]% threshold, but below [ *** ]% threshold (specifically based on the “income test” as defined in Regulation S-Z by the SEC).  In the event, once the Audited Abbreviated Financial Statements are finalized, the significance is reasonably determined by Purchaser to be at or above [ *** ]% threshold, Seller shall cause to be prepared and provide to Purchaser KPMG LLP’s SEC Financial Statements for an additional period, in accordance with Regulation S-X.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(e) Within [ *** ] days from the Closing Date, Seller shall prepare and provide to Purchaser unaudited Statement of Net Assets Acquired and Liabilities Assumed for the Purchased Assets as of [ *** ] and related Statement of Revenue and Direct Expenses for the Purchased Assets for the [ *** ].

(f) Purchaser shall reimburse Seller for the cost associated with any KPMG LLP’s preparation of any audited Financial Statements prepared per this Agreement or upon request of Purchaser, including but not limited to the Audited Abbreviated Financial Statements.  Such reimbursement shall be made within [ *** ] days of Seller’s submission to Purchaser of written invoice(s) that describe the requested payment in detail reasonably satisfactory to Purchaser.

5.8           PREA sNDA.  As set forth in the Transitional Services Agreement, Seller shall assist Purchaser with obtaining final approval for the pending PREA sNDA.  Seller shall be responsible for the expenses of conducting any additional studies required by the FDA in order to obtain final approval for the pending PREA sNDA.  Purchaser shall be responsible for all expenses in connection with [ *** ] not included in the pending PREA sNDA as of the Closing Date or otherwise not included in the pending PREA sNDA as of the Closing Date or that are otherwise incurred for any reason following FDA approval of the pending PREA sNDA.  Purchaser shall provide copies of all correspondence to and from the FDA concerning the PREA sNDA to Seller until the FDA grants final approval of the sNDA and Purchaser shall coordinate with Seller regarding any responses to FDA communications and permit Seller to participate in any meetings with the FDA regarding the PREA sNDA.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1 Non-Competition.  During the period commencing upon the signing of this Agreement and ending upon the [ *** ] anniversary of the Closing Date, Seller and its Affiliates and their respective successors shall not develop, promote, distribute, license, import, market or sell, or enter into any agreement to develop, promote, distribute, license, import, market or sell, or assist any party (other than Purchaser) in doing any of the following, in the Territory any product containing the API (“Competitive Product”); provided that this Section 6.1 shall not apply to Seller's Xopenex HFA (levalbuterol tartrate) product; provided further that this Section 6.1 shall not prohibit or restrict Seller and its Affiliates and successors from developing, or entering into any agreement to develop, or assisting any party in development of [ *** ].  Purchaser would suffer irreparable harm from a breach by Seller of any of the covenants or agreements contained in this Section 6.1.  In the event of an alleged or threatened breach by Seller of any of the provisions of this Section 6.1, Purchaser may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.  In the event that the provision of this Section 5.5 shall be deemed to exceed the time, geographic scope or other limitations permitted by applicable law, the provisions shall be deemed reformed to the maximum extent permitted by applicable law.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

Seller reserves and retains the perpetual right to reference, and Purchaser hereby grants to Seller the right to reference, the IND #47363 except to the extent inconsistent with, or for purposes not permitted under, Section 6.1 (Non-Competition).

6.2 Chargebacks.  From and after the Closing Date, and except as set forth in the Transitional Services Agreement, Purchaser shall be responsible (including processing, reporting, payment and dispute resolution) for Chargebacks to wholesalers and other distributors for the Product (“Private Chargebacks”).  Subject only to the terms of the Transitional Services Agreement, Seller’s sole liability of obligation with respect to any Private Chargebacks shall be the payment to Purchaser on the Closing Date of the amount of the Private Chargebacks Reserve as provided in Section 2.4.  The “Private Chargebacks Reserve” shall be an amount that is mutually agreed by Seller and Purchaser in accordance with Section 5.6.

6.3 Medicare, Medicaid and State Rebates.

(a) Commencing with the first full calendar quarter following the Closing Date and except as set forth in the Transitional Services Agreement, Purchaser shall be responsible (including processing, reporting, payment and dispute resolution) for all federal, state (including state supplemental) and local managed care Rebates (a “Program”), including Medicare, Medicaid and state rebates for the Product (a “Program Rebates”) and paid for by or pursuant to any Program after the first day of such quarter.  Subject only to the terms of the Transitional Services Agreement, Seller may continue to administer (including processing, reporting, payment and dispute resolution) the Program Rebates relating to sales of Product under Seller’s NDC numbers, subject to the following clause (b).

(b) Purchaser shall reimburse Seller for all Program Rebates paid by Seller at any time after the Closing Date in respect of Seller’s NDC numbers in excess of the Program Reserve, except as set forth in the Transitional Services Agreement.  Such reimbursement shall be made within [ *** ] days of Seller’s submission to Purchaser of written invoices that describe the requested payment in detail reasonably satisfactory to Purchaser. The “Program Reserve” shall be an amount mutually agreed by Seller and Purchaser in accordance with Section 5.6.

(c) The Parties acknowledge that, despite the sale of the Product, Seller must continue to report applicable government pricing parameters, including but not limited to, Average Manufacturer Price (“AMP”), Average Sales Price (“ASP”), Best Price (“BP”), and Non-Federal Average Manufacturer Price (“Non-FAMP”), to applicable Governmental Authorities for Product containing Seller’s NDC for a period following the expiration of the last lot of Product sold containing Seller’s NDC. After the Closing Date and as requested by Seller, and in a form agreed to by the Parties, Purchaser will provide Seller with a file of PHS, VA/DOD Chargebacks on a monthly basis with respect to Product containing Seller’s NDC, which Seller will review to ensure that only qualified entities received PHS pricing.

(i) For any period which includes the Closing Date and until Seller’s obligation to report government pricing parameters ceases, and except as otherwise set forth in the Transitional Services Agreement, Purchaser agrees to perform the calculations of the government pricing parameters necessary for Seller’s timely reporting of pricing parameters to applicable Governmental Authorities for Product containing Seller’s NDC.  To enable Seller to comply with its submission requirements to CMS with respect to the Product containing Seller’s NDC, Purchaser shall provide to Seller the calculated AMP by the [ *** ]th day of each calendar month.  In addition, Purchaser shall provide to Seller the calculated ASP, BP, quarterly AMP, and, if applicable, the Non-FAMP for Product containing Seller’s NDC within [ *** ] days after the end of each calendar quarter.  Purchaser shall provide such pricing to Seller with a certification based on CMS guidelines that the prices are accurate and complete to the best of its knowledge.  Based on such certifications and to Seller’s knowledge, Seller will submit the pricing to the applicable Governmental Authorities.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(ii) In addition, Purchaser shall provide Seller with any changes in the submitted pricing parameters for Product containing Seller’s NDC within [ *** ] of its original submission to Seller.

(iii) Seller has calculated and certified all previously-submitted (pre-Closing) pricing information based on its internal methodologies and is not responsible for Purchaser’s pricing calculations post-Closing.  Seller’s methodologies and policies are privileged and not available to Purchaser for any audit type review and Purchaser shall rely on its own methodologies and policies for its calculations.

(iv) Purchaser agrees to cooperate with Seller or a third party engaged by Seller to assure calculations being performed by Purchaser for Product containing Seller’s NDC are accurate and in accordance with industry standards.  Purchaser’s methodologies and policies are privileged and not generally available to Seller (or its representatives) for any audit type review.

(v) Seller shall have the right, upon thirty days written notice and not more than once in any calendar year period, through a third-party (at Seller’s sole cost and expense), to review and audit such information, including financial records relating to transactions, related to Purchaser’s calculations for Product containing Seller’s NDC on which Seller relies to make submissions to CMS.  Such right shall include the ability to perform a parallel calculation of pricing parameters for Product containing Seller’s NDC.  Seller’s right to audit such information shall survive for as long as Seller is obligated to report Seller NDC pricing to any Governmental Authority.

6.4 Product Returns.  Following the Closing Date, except as set forth in the Transitional Services Agreement, Purchaser shall be responsible (including processing, reporting, payment and dispute resolution) for all liabilities or obligations attributable to any Product returned in the ordinary course of business, whether to Seller or Purchaser or their designees, after the Closing Date, including returns of expired Product ("Product Returns").  Subject only to the terms of the Transitional Services Agreement, Seller’s sole liability of obligation with respect to any Product Returns shall be the payment to Purchaser on the Closing Date of the amount of the Product Return Reserve.  For clarity, Purchaser shall be responsible for processing and reimbursement of all Product Returns on and after the Closing Date, excluding Product returns subject to Return Materials Authorization(s) (“RMA(s)”) issued by Seller prior to the Closing Date.  Beginning on the Closing Date, any Product Returns requests directed to Seller shall be forwarded to Purchaser for processing and reimbursement or otherwise reasonably settled in good faith, consistent with this Agreement, by mutual agreement of the Parties. The “Product Return Reserve” shall be an amount mutually agreed by Seller and Purchaser in accordance with Section 5.6.  For the avoidance of doubt, the foregoing does not limit Seller’s liability hereunder for third party liability claims and any recalls of the Product.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

6.5 Manufacturing Molds.  As soon as reasonably practicable, but in any event not later than [ *** ] from the Closing Date, Purchaser shall replace, install and use mold inserts in the manufacturing process for the Product that do not have the name “Sepracor” as part of the mold insert.  Upon the installation of such replacement mold inserts, Purchaser shall destroy or return the current mold inserts and provide reasonable evidence of such destruction to Seller.

6.6 Packaging.  Starting on the [ *** ] anniversary of the Closing Date, and other than the Finished Goods being manufactured through the open purchase orders with vendors for supplies or Catalent for Finished Goods containing Excluded Trademarks as set forth in Schedule 6.6, Purchaser agrees not to manufacture or cause to manufacture any Product or Finished Goods having a foil pouch, carton or product label that includes, affixes or attaches the name of Seller and/or its Affiliates, the “Green Prism” [Missing Graphic Reference] logo or any of the Excluded Trademarks identified in Schedule 1.61.

6.7 Label Code.  Purchaser shall acquire and deliver to Seller at Closing a label code specific to Purchaser and shall incorporate such label code into any Product manufactured by or on behalf of Purchaser within [ *** ] from the Closing.

6.8 Discussion on Product Outside the Territory.  Purchaser agrees to notify Seller of its intention to file any regulatory submission necessary to gain approval for the Product in a country outside of the Territory at least [ *** ] days prior to doing so in order to facilitate a discussion between Purchaser and Seller on the terms and conditions that may apply to marketing of the Product in such country outside of the Territory.  Seller agrees to give Purchaser notice of its intention to sell and/or market the Product through an unaffiliated third party in any country outside of the Territory at least [ *** ] days prior to doing so in order to facilitate a discussion between Purchaser and Seller on the terms and conditions that may apply to the sale and/or marketing of the Product in such country outside of the Territory.

6.9 Taxes, Transfer Taxes, and Fees.

(a) Any Tax (including a sales Tax, use Tax, or gains Tax, but excluding any income Taxes) directly attributable to the sale or transfer of the Purchased Assets shall be paid by Seller.  Purchaser and Seller agree to use commercially reasonable efforts to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

(b) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Product or the Purchased Assets, in each case attributable to periods (or portions thereof) ending prior to the Closing Date.  Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Product or Purchased Assets, in each case attributable to periods (or portions thereof) beginning on and after the Closing Date.  For purposes of this paragraph (b), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the day immediately preceding the Closing Date and the other beginning on the Closing Date.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(c) Seller will be responsible for the preparation and timely filing of all Tax Returns reflecting Taxes payable under applicable law by Seller and the timely payment of all Taxes shown to be due on such returns.  Purchaser will be responsible for the preparation and timely filing of all Tax Returns reflecting Taxes payable under applicable law by Purchaser and the timely payment of all Taxes shown to be due on such returns.  Any Tax Return that reflects Taxes to be prorated, including personal property Taxes, assessments and similar chargers, relating to the Purchased Assets shall be prorated on and as of the Closing Date, with Seller to receive or be liable for, as applicable, to the extent such items relate to any time period prior to the Closing Date, and Purchaser to receive or be liable for, as applicable, to the extent such items relate to any time periods commencing on or after the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days).  Each Party will make any such Tax Return prepared by it available for the other Party’s review and approval no later than [ *** ] Business Days prior to the due date for filing such Tax Return.

(d) Purchaser and Seller will provide each other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each Party will retain and provide the other with any records or information which may be relevant to such return, audit or examination or proceedings.

(e) Each Party shall timely notify the other Party of any refund claim, dispute, or proceeding involving Taxes subject to a proration, and allow the other Party to participate in the resolution of such action (at each Party’s own expense) and shall not settle such action without the other Party’s consent, such consent not to be unreasonably withheld.

(f) Seller shall be liable for that portion of the branded prescription drug annual fee pursuant to Pub. L. No. 111-148 (the Patient Protection and Affordable Care Act) (“PPACA Annual Fee”) applicable to the Product or the Purchased Assets ending prior to the Closing Date.  Purchaser shall be liable for that portion of the PPACA Annual Fee applicable to the Product or the Purchased Assets beginning on and after the Closing Date.  Seller and Purchaser shall use reasonable efforts to agree on proper allocation of the PPACA Annual Fee for the calendar year 2014 based on actual sales of Product by each party.

ARTICLE 7
CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Purchaser.  The obligations of Purchaser hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, as applicable, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser, but only in writing, in its sole discretion):

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(a) Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date; provided, however, to the extent that such representations and warranties are qualified by the terms “material” or contain terms such as “material adverse effect”, such representations and warranties (as so written) shall be true and correct in all respects at and as of the Closing Date.

(b) Performance.  Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

(c) No Product Material Adverse Change.  There shall have been no Product Material Adverse Change.  Seller shall deliver to Purchaser a certificate, confirming compliance with Sections 7.1(a),(b) and (c), dated the Closing Date, signed on behalf of Seller by an executive officer of Seller.

(d) Orders and Laws.  There shall not be in effect on the Closing Date any judgment, order, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement with respect to the Territory.

(e) Deliveries.  Seller shall have executed and delivered to Purchaser the items described in Sections 2.5(b) and 2.5(b)(ii).

(f) Other Agreements.  Purchaser and Seller or its Affiliate shall have entered into the Trademark License Agreement and the Transitional Services Agreement..

(g) Consents.  Purchaser shall have received each of the consents described is Schedule 7.1(g).

(h) SEC Financial Statements.  Purchaser shall have received from Seller the SEC Financial Statements.

7.2 Conditions to Obligations of Seller.  The obligations of Seller hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller, but only in writing, in its sole discretion):

(a) Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(b) Performance.  Purchaser shall have performed and complied with, in all material respects, the agreements and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing. Purchaser shall deliver to Seller a certificate, confirming compliance with Sections 7.2(a) and (b), dated the Closing Date, signed on behalf of Purchaser by an executive officer of Purchaser.

(c) Orders and Laws.  There shall not be in effect on the Closing Date any judgment, order, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement with respect to the Territory.

(d) Deliveries.  Purchaser shall have executed, if applicable, and delivered to Seller the items described in Section 2.5(a) and 2.5(b).

(e) Other Agreements.  Purchaser and Seller or its Affiliate shall have entered into the Trademark License Agreement and the Transitional Services Agreement.

ARTICLE 8
INDEMNIFICATION

8.1 Indemnification by Seller.  From and after the Closing, Seller shall reimburse, indemnify and defend Purchaser, Purchaser’s Affiliates, and their respective officers, directors, employees and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

(a) the Retained Liabilities;

(b) subject to any disclosure in the Seller Disclosure Schedule, any misrepresentation or breach of warranty by Seller made or contained in the Transaction Agreements;

(c) any failure of Seller or its Affiliates to perform or observe any covenant or agreement to be performed or observed by Seller or its Affiliates pursuant to the Transaction Agreements; and

(d) any pricing information provided to Purchaser pursuant to this Agreement or the Transitional Services Agreement or pricing action taken by Seller prior the Closing Date that impacts Purchaser’s Liability to any Program.

8.2 Indemnification by Purchaser.  From and after the Closing, Purchaser shall reimburse, indemnify and defend Seller, Seller’s Affiliates and their respective officers, directors, employees and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(a) the Assumed Liabilities;

(b) any misrepresentation or breach of warranty by Purchaser made or contained in the Transaction Agreements;

(c) any failure by Purchaser to duly perform or observe any covenant or agreement to be performed or observed by Purchaser pursuant to the Transaction Agreements;

(d) any Liability arising from any: (A) product liability, breach of warranty, misbranding, infringement, or (B) any other action or claim, in the case of each of (A) and (B) resulting from the manufacture and sale by Purchaser on or after the Closing Date of Product (including any Liabilities relating to voluntary or involuntary recalls of Product), or with respect to Products for which Purchaser approved the quality release, brought, asserted or filed by any third party or Regulatory Authority; provided, however, Purchaser shall only have an obligation under this Section 8.2(d) only to the extent such Liability does not arise from or relate to a breach of any of Seller’s representations or warranties hereunder relating to the Product, the Product Assets, and the Purchased Assets, or any act or omission of the Seller or any of its Affiliates;

(e) in accordance with Sections 6.2 and 6.3, any pricing information provided to Seller or pricing action taken by Purchaser after the Closing Date that impacts Seller’s Liability to any Program.

8.3 Limitation of Liability.

(a) The representations and warranties contained in Article 4 and the indemnification with respect thereto pursuant to this Article 8 shall survive the Closing Date for a period of [ *** ]; provided, however, that the representations (and the indemnification with respect thereto) set forth in Sections 4.1[ *** ], Sections 4.3[ *** ], and Section [ *** ] (collectively, the “Fundamental Representations”) shall survive until [ *** ]; provided, further, the representation (and the indemnification with respect thereto) set forth in Section 4.1[ *** ] shall survive for [ *** ] following the Closing Date.

(b) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Losses arising under Section 8.1(b) or 8.2(b) unless and until the extent that the indemnified parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Sections in excess of [ *** ] US dollars (US $[ *** ]) in the aggregate (the “Indemnification Threshold”), and if such Indemnification Threshold is met, then the Indemnitee shall be entitled to be indemnified [ *** ]; provided, however, that the Indemnification Threshold shall not apply to [ *** ].

(c) The maximum aggregate liability of Seller or Purchaser under Section 8.1(b) or 8.2(b), as applicable, shall not exceed ([ *** ]%) of the Purchase Price actually received by Seller at any time (the “Cap”); provided, however, that the Cap shall not apply to the Fundamental Representations or Section [ *** ].

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(d) No Indemnitor shall be obligated to indemnify any Indemnitee with respect to any special, punitive, indirect, incidental, consequential, or speculative damages; provided, however, that the foregoing limitation shall not apply to any such damages payable by an Indemnitor in connection with a Third Party Claim.

8.4 Procedures for Indemnification for Third Party Claims.

(a) In the case of a third party claim or demand (“Third Party Claim”) made by any Person who is not a Party to this Agreement (or an Affiliate thereof) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within sixty (60) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, subject to, in all instances, the limitation of liability set forth in Section 8.3 to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense.  Should the Indemnitor so elect to assume the defense of a Third Party Claim:

(i) the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee;

(ii) the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor;

(iii) the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including providing to the Indemnitee on reasonable request updates and summaries as to the status thereof); and

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(iv) all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor).

(c) If the Indemnitor does not elect to assume control of the defense of any Third Party Claim within the 60-day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days’ notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

(d) If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee.  If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed).

8.5 Losses That Are Not Third Party Claims.  Any claim on account of Losses which does not involve a Third Party Claim shall be asserted by reasonably prompt written notice (stating in reasonable detail, the basis of such claim and a reasonable estimate of the amount thereof) given by the Indemnitee to the Indemnitor from whom such indemnification is sought.  For a period of sixty (60) days from and after receipt of the written notice, the Parties shall attempt in good faith to resolve such claim for indemnification.  If the Parties are unable to resolve such claim, the Party seeking indemnification may thereafter pursue any and all remedies at its disposal to enforce said indemnification claim.

8.6 Termination of Indemnification Obligations.  The obligations of each Party to indemnify, defend and hold harmless the other Party and other Indemnitees (i) pursuant to Sections 8.1(b) and 8.2(b) shall terminate when the applicable representation or warranty expires pursuant to Section 8.3, and (ii) pursuant to Sections 8.1(a), and 8.1(c) and Sections 8.2(a), 8.2(c) and 8.2(d) shall survive until the earlier of the expiration of the applicable statute of limitations, if any, and the sixth (6th) anniversary of the Closing Date; provided, however, that such obligations to indemnify, defend and hold harmless shall not terminate with respect to any individual item as to which the Indemnitee shall have before the expiration of the survival period, made a claim by delivering a written notice (stating in reasonable detail the basis of such claim and a reasonable estimate of the amount thereof) to the Indemnitor.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

8.7 Other Matters.  In the event of payment in full by an Indemnitor to any Indemnitee in connection with any Third Party Claim, such Indemnitor will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnitee will cooperate with such Indemnitor in a reasonable manner, and at the cost and expense of such Indemnitor, in prosecuting any subrogated right or claim.

8.8 Exclusive Remedy.  Other than in the case of fraud, or any willful or intentional breach of this Agreement or any Transaction Agreement, except for the remedies under the other Transaction Agreements, the indemnification provided to any Person pursuant to this Article 8 shall be such Person’s sole remedy for money damages for any matters relating to this Agreement, arising after the Closing Date, including without limitation any breach by any Party hereto of any representation, warranty or covenant contained in this Agreement, or in any certificate or document (to the extent such certificate or documents relate to matters covered by the representation, warranties or covenants contained herein) required to be delivered in connection herewith. Notwithstanding anything in this Article 8 to the contrary, nothing in this Agreement shall limit any equitable remedy, including a preliminary or permanent injunction or specific performance.

8.9 Materiality.  Notwithstanding anything contained in this Agreement to the contrary, solely for purposes of determining the amount of any Losses Liability or expense that are the subject matter of a claim for indemnification or reimbursement hereunder (and not for the purpose of determining whether a breach has occurred), each representation and warranty in this Agreement shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such word were deleted from such representation and warranty).

ARTICLE 9
TERMINATION

9.1 Termination Prior to Closing.  This Agreement may be terminated at any time prior to Closing:

(a) by mutual written consent of Purchaser and Seller;

(b) by Purchaser or Seller in the event that any competent government authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement with respect to the United States and such order, decree, ruling or other action shall have become final and non-appealable;

(c) by Seller or Purchaser, if the transactions contemplated hereby are not consummated on or before [ *** ]; provided, however, that no Party then in breach of any obligation hereunder shall have the right to terminate; or

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(d) by a Party, if the other Party (the “Defaulting Party”) shall have breached, or failed to comply with, any of such Defaulting Party’s obligation under this Agreement, and such breach or failure shall remain uncured [ *** ] days after written notice to the Defaulting Party of such breach or failure, or any representation on warranty made by the Defaulting Party shall have been incorrect in any material respects when made.

9.2 Effect of Termination prior to Closing.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Party hereto except (a) as set forth in Section 10.1, and (b) nothing herein shall relieve either Party from Liability for any breach of this Agreement prior to such termination.

ARTICLE 10
GENERAL PROVISIONS

10.1 Payment of Transaction Expenses.  All legal fees and other expenses incurred on behalf of Seller in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by Seller.  Notwithstanding the foregoing, Purchaser shall pay directly or shall reimburse Seller, as the case may be, for all costs incurred in connection with the preparation of the Carve-out Financial Statements.  All legal fees and other expenses incurred on behalf of Purchaser in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by Purchaser, whether or not the Closing shall have occurred.

10.2 Access to Information.  After the Closing, each Party agrees to cooperate with the other Party and to grant to such Party and its employees, attorneys, accountants, officers, representatives, and agents, during normal business hours and upon at least five (5) Business Days’ advance notice, reasonable access to each Party’s management personnel and to the records relating to the Product (including the Product Registrations) and to permit copying at the other Party’s expense or, where reasonably necessary, to loan original documents relating to the Purchased Assets during the period the Purchased Assets were owned by Seller for the sole purposes of (a) any financial reporting or tax matters (including any financial and tax audits, tax contests, tax examination, preparation of any Party’s Tax returns or financial records) relating to the Product; (b) any claims or litigation involving a Party and the Purchased Assets relating to the Product; (c) any investigation of a Party being conducted by any federal, state, or local governmental authority relating to the Product; (d) any matter relating to any indemnification or representation or warranty or any other term of this Agreement, or (e) any similar or related matter.  Each Party shall maintain, for the extent required by applicable law, but in any event for not less than [ *** ] years, all such records and documents in the Territory and shall not destroy or dispose of any such records and documents prior to the end of such required or [ *** ] year period, without the prior written consent of the other Party.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

10.3 Notices.  Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered mail, nationally recognized overnight courier, facsimile transmission or electronic mail to a Party or delivered in person to a Party at the address, facsimile number or electronic mail address set out below for such Party or such other address as the Party may from time to time designate by written notice to the other:

If to Purchaser or Parent, to:

c/o Akorn, Inc.
1925 West Field Court
Suite 300
Lake Forest, IL 60045
Attention: Legal Department
Facsimile: [ *** ]
Email: [ *** ]

with a copy to:

Polsinelli PC
161 N. Clark Street, Suite 4200
Chicago, Illinois  60601
Attn:  James R. Asmussen
Phone:  (312) 873-3697
Fax:  (312) 276-4174
Email:  jasmussen@polsinelli.com

If to Seller to:

Sunovion Pharmaceuticals Inc.
84 Waterford Drive
Marlborough, MA 01752
Facsimile: [ *** ]
Attention: General Counsel & Corporate Secretary

with copies (which shall not constitute notice) to:

By email to:
Sunovion Pharmaceuticals Inc.
Attention:

Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, FL 33131
Attention: Rodney H. Bell, Esq.
Facsimile: (305) 789-7799

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

Any such notice or other document shall be deemed to have been received by the addressee five (5) Business Days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery.  To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.

10.4 Entire Agreement.  The provisions of the Confidentiality Agreement, effective as of [ *** ] by and between Seller and Purchaser (the “Non-Disclosure Agreement”) shall apply to any information disclosed by or on behalf of one Party to the other pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby.  After the Closing, the Non-Disclosure Agreement shall continue in full force and effect.  This Agreement, the Transitional Services Agreement, the Trademark License Agreement, and the Non-Disclosure Agreement (collectively, the “Transaction Agreements”) embody and set forth the entire agreement and understanding of the Parties with respect to the subject matter herein and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in the Transaction Agreements.  The terms of the Transaction Agreements shall supersede all previous oral or written agreements which may exist or have existed between the Parties relating to the subject matter of the Transaction Agreements.

10.5 Modifications and Amendments.  This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorized representatives of the Parties.

10.6 Assignment.  Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned by any Party without the prior written consent of the other Party; provided however, that (a) each Party may assign this Agreement to an Affiliate, (b) following the Closing, either Party shall be entitled, without the prior written consent of the other to assign its rights and obligations hereunder in connection with a merger or similar reorganization or the sale or all or substantially all of its assets and (c) Purchaser may assign this Agreement and its rights and obligations hereunder as collateral to any lender providing financing in connection with the transactions contemplated hereunder (and in connection with the foreclosure by any secured party on such collateral).  Any attempted assignment or delegation in contravention hereof shall be null and void.  Subject to the foregoing, this Agreement and all rights and powers granted and obligations created hereby will bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

10.7 Headings, Interpretation.  The headings used in this Agreement are for convenience only and are not a part of this Agreement nor affect the interpretation of any of its provisions.

10.8 Independent Parties.  This Agreement shall not be deemed to create any partnership, joint venture, amalgamation or agency relationship between the Parties.  Each Party shall act hereunder as an independent contractor.  Neither Party shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

10.9 Governing Law.  This Agreement, including its formation, performance, termination or enforcement, and the Parties’ relationship in connection therewith, together with any related claims whether sounding in contract, tort or otherwise, shall be governed, construed and enforced in all respects in accordance with, the law of the State of New York without reference to choice of law principles, including all matters of construction, validity and performance.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

10.10 Waiver.  Neither the failure nor delay on the part of a Party to require the strict performance of any term, covenant or condition of this Agreement or to exercise any right or remedy available on a breach thereof shall constitute a waiver of any such breach or of any such term or condition.  The consent to, or the waiver of, any breach, or the failure to require on any single occasion the performance or timely performance of any term, covenant, or condition of this Agreement shall not be construed as authorizing any subsequent or additional breach and shall not prevent a subsequent enforcement of such term, covenant, or condition.

10.11 Severability.  In the event that any provision of this Agreement or the application thereof to any Party or circumstance shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, then (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to the Parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

10.12 Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.  This Agreement may be executed by facsimile signatures or other electronic means, which signatures shall have the same force and effect as original signatures.

10.13 No Third Party Beneficiaries.  No person or entity other than Seller and Purchaser and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any term of this Agreement.

10.14 Further Assurances.  Each Party shall execute and deliver such additional instruments and other documents and use all reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions contemplated hereby.

10.15 Certain Conventions.  As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.  The word “including” shall be deemed followed by “without limitation”, “but not limited to” or words of similar meaning.

10.16 No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

10.17 Public Disclosure.  No announcement or other disclosure, public or otherwise, concerning the financial or other terms of this Agreement shall be made, either directly or indirectly, by any Party without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, such approval and agreement not to be unreasonably withheld or delayed.  Notwithstanding the foregoing:

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(a) The Parties shall be free to publicly disclose information contained in any materials that have been previously approved for disclosure by the other Party, without further approvals from the other Party hereunder, to the extent there have been no material additions or changes thereto;

(b) The Parties shall be free to make such public filings with the SEC, including the filing of this Agreement, as required by law and any regulations pursuant thereto;

(c) Notwithstanding anything else in this Agreement to the contrary, each Party hereto (and each employee, representative, or other agent of any Party) may disclose to any and all persons, without limitation of any kind, the Federal income tax treatment and Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any Party (or to any employee, representative, or other agent of any Party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws.  This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated herein, and the Parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than thirty (30) days from the first day that any Party hereto (or any employee, representative, or other agent of any Party hereto) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.

10.18 Bulk Sales Laws.  The Parties hereby waive compliance with any UCC bulk sales or comparable statutory provisions of each applicable jurisdiction.

10.19 Consent to Jurisdiction.  Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal or state courts located in New York, New York, for any actions, suits or proceedings arising out of or relating to this Agreement (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to such Party’s principal place of business shall be effective service of process for any action, suit or proceeding arising out of the Parties in any such court.  Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in such federal or state courts, and hereby further irrevocably and unconditionally waives its right and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.20 WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,  EXPRESSLY OR OTHERWISE,  THAT SUCH OTHER PARTY WOULD SEEK TO AVOID THAT FOREGOING WAIVER IN THE EVENT OF LITIGATION AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.20.

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

10.21 Parent Guaranty.  Parent hereby guarantees unconditionally the payment and performance of all of the Purchaser’s obligations and agreements under this Agreement, including, without limitation, any obligation of the Purchaser with respect to any claim brought by the Seller arising out of or related to this Agreement.  The Parent’s obligations are unconditional irrespective of any circumstances which might otherwise constitute, by operation of law, a discharge of a guarantor and it shall not be necessary for the Seller to institute or exhaust any remedies or causes of action against the Buyer as a condition to the obligations of the Parent hereunder.

[Remainder of page intentionally left blank]

CONFIDENTIAL TREATMENT REQUESTED
Portions of this exhibit indicated by “[***]” have been omitted, and such omitted portions have been filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be duly executed as of the date first above written.

SELLER:

SUNOVION PHARMACEUTICALS INC.

By:	/s/ Nobuhiko Tamura
Name:	Nobuhiko Tamura
Title:	Vice Chair, EVP

PURCHASER:

OAK PHARMACEUTICALS, INC.

By:	/s/ J. Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

PARENT:

AKORN, INC.

By:	/s/ Sean Brynjelsen
Name:	Sean Brynjelsen
Title:	Sr. Vice President